Exhibit 13.8
April 26, 2009

California Investment Trust
on behalf of its series,
Equity Income Fund
U.S. Government Securities Fund
The United States Treasury Trust
44 Montgomery Street
Suite 2100
San Francisco, California 94104

Re:           Certain Expense Limits Effective Until April 30, 2011

Ladies and Gentlemen:

CCM Partners, A California Limited Partnership (“Caltrust Fund Adviser”), the investment adviser to the U.S. Government Securities Fund and The United States Treasury Trust (each a “Caltrust Fund” and, collectively, the “Caltrust Funds”), each series of California Investment Trust, hereby agrees to the following expense limitations with respect to the Caltrust Funds:

(1)
The Caltrust Fund Adviser agrees to reimburse expenses incurred by the Class A Shares, Class B Shares and Direct Shares of the U.S. Government Securities Fund to the extent that total annual fund operating expenses exceed 0.99% for the Class A Shares, 1.49% for the Class B Shares, and 0.74% for the Direct Shares until April 30, 2011.  Prior to April 30, 2011, this agreement may only be terminated with the approval of the Board of Trustees of the Caltrust Funds.  Thereafter, unless the Caltrust Fund Adviser agrees to extend the agreement, this agreement may be terminated by either the Board of Trustees of the Caltrust Funds or the Caltrust Fund Adviser.

(2)
The Caltrust Fund Adviser agrees to reimburse expenses incurred by the Direct Shares of The United States Treasury Trust to the extent that total annual fund operating expenses exceed 0.53% for the Direct Shares until April 30, 2011.  Prior to April 30, 2011, this agreement may only be terminated with the approval of the Board of Trustees of the Caltrust Funds.  Thereafter, unless the Caltrust Fund Adviser agrees to extend the agreement, this agreement may be terminated by either the Board of the Caltrust Funds or the Caltrust Adviser.

Sincerely,

CCM PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
By:  RFS Partners, a California Limited Partnership, General Partner,
By:  RFS, Inc., General Partner of RFS Partners

By:  /s/ Stephen C. Rogers
       Stephen C. Rogers, President